AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of July 29, 2005, by and among CHINA ENERGY AND CARBON BLACK HOLDINGS, INC., a Nevada corporation (“CHEY”), XIN JIANG YAKELA CARBON BLACK LIMITED, a Chinese corporation and a wholly-owned subsidiary of CHEY (“YaKeLa”), XIN JIANG ZHE PU NATURAL GAS POWER COMPANY LIMITED, a Chinese corporation (“Zhe Pu Power” or the “Acquiree”), and the Shareholders of Zhe Pu Power who execute this Agreement (collectively the “SHAREHOLDERS”).

RECITALS:

CHEY and Zhe Pu Power desire to complete a share exchange transaction pursuant to which YaKeLa shall acquire all of the issued and outstanding stock of Zhe Pu Power solely in exchange for the issuance of shares of voting stock of CHEY; and

The Boards of Directors of CHEY and YaKeLa, and the Board of Directors of Zhe Pu Power have approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of Zhe Pu Power; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), YaKeLa shall acquire all of the issued and outstanding stock of Zhe Pu Power from the SHAREHOLDER.   Consideration shall be a total of 39,200,000 shares of its common stock of CHEY (the “Exchange Shares”) in exchange for 100% ownership of Zhe Pu Power.  Zhe Pu Power owns a power plant in XINJIANG, a North Western province in China with an unaudited asset value of approximate $6,800,000.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) on August 4, 2005 (the "Effective Time").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of CHEY.  CHEY represents and warrants to Zhe Pu Power and the SHAREHOLDERS as follows:

(a)

Organization, Standing and Power.  CHEY is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Reserved.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of CHEY which have been delivered to Zhe Pu Power are true, correct and complete copies thereof.  The minute book of CHEY, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of CHEY since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  CHEY has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of CHEY and YaKeLa.  No other corporate or shareholder proceedings on the part of CHEY are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of CHEY or YaKeLa,  or result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CHEY or YaKeLa which violation would have a material adverse effect on CHEY or YaKeLa taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to CHEY or YaKeLa in connection with the execution and delivery of this Agreement or the consummation by CHEY or YaKeLa of the transactions contemplated hereby.

(f)

Books and Records.  CHEY has made and will make available for inspection by Zhe Pu Power upon reasonable request all the books of CHEY and YaKeLa relating to the business of CHEY and YaKeLa.  Such books have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to Zhe Pu Power by CHEY or YaKeLa are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  CHEY is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

SEC Filings.

CHEY has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.

(i)

Financial Statements and Tax Returns.  Copies of CHEY’s  audited financial statements for the fiscal year ended December 31, 2004, its unaudited financial statements for the period ended March 31, 2005, and of its tax return for the fiscal year 2004 have been delivered to Zhe Pu Power.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of CHEY,  threatened against or affecting CHEY which is reasonably likely to have a material adverse effect on CHEY, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CHEY having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Tax ReturnsCHEY has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon CHEY.

2.2

Representations and Warranties of Zhe Pu Power.  Zhe Pu Power represents and warrants to CHEY and YaKeLa as follows:

(a)

 Organization, Standing and Power.  Zhe Pu Power is a corporation duly organized, validly existing and in good standing under the laws of China, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

RESERVED

(c)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Certificate of Incorporation and of the other corporate documents of Zhe Pu Power which have been delivered to CHEY and YaKeLa are true, correct and complete copies thereof.  The minute books of Zhe Pu Power which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Zhe Pu Power since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  Zhe Pu Power has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its ownership which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of Zhe Pu Power are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Zhe Pu Power or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Zhe Pu Power or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Zhe Pu Power in connection with the execution and delivery of this Agreement by Zhe Pu Power, or the consummation by Zhe Pu Power of the transactions contemplated hereby.

(f)

RESERVED.

(g)

Books and Records.  Zhe Pu Power has made and will make available for inspection by CHEY and YaKeLa upon reasonable request all the books of account, relating to the business of Zhe Pu Power.  Such books of account of Zhe Pu Power have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to CHEY or YaKeLa by Zhe Pu Power are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)

Compliance with Laws.  Zhe Pu Power is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)

Liabilities and Obligations.  Zhe Pu Power has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Zhe Pu Power financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of Zhe Pu Power threatened against or affecting Zhe Pu Power, which is reasonably likely to have a material adverse effect on Zhe Pu Power, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Zhe Pu Power having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Taxes.  Zhe Pu Power has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and Zhe Pu Power has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Zhe Pu Power knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)

Licenses, Permits; Intellectual Property.  Zhe Pu Power owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3

Representations and Warranties of the Shareholders.  By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to CHEY and YaKeLa as follows:

(a)

Ownership Free and Clear.  The ownership of Zhe Pu Power which he or she owns is free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer ownerships.   He or she has the unqualified right to sell, assign, and deliver the portion of the ownership of Zhe Pu Power and, upon consummation of the transactions contemplated by this Agreement, YaKeLa  will acquire good and valid title to such ownership, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such SHAREHOLDER is a party or by which such SHAREHOLDER is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of Zhe Pu Power, CHEY and YaKeLa.  During the period from the date of this Agreement and continuing until the Effective Time, Zhe Pu Power, CHEY and YaKeLa each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.   No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted CHEY Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, CHEY, YaKeLa and Zhe Pu Power shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of CHEY, YaKeLa and Zhe Pu Power shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange.  Each of CHEY, YaKeLa and Zhe Pu Power shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by CHEY, YaKeLa or Zhe Pu Power or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4

Board of Directors and Officers.  There should be no change in the board of directors of Zhe Pu Power

4.5

Reserved.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of YaKeLa.  The obligation of CHEY to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by CHEY:

(a)

Representations and Warranties.  The representations and warranties of Zhe Pu Power and of the SHAREHOLDERS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CHEY and YaKeLa shall have received a certificate signed on behalf of Zhe Pu Power by the President of Zhe Pu Power and a certificate signed by each of the SHAREHOLDERS  to such effect.

(b)

Performance of Obligations of Zhe Pu Power.  Zhe Pu Power shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CHEY and YaKeLa shall have received a certificate signed on behalf of Zhe Pu Power by the President to such effect.

(c)

Closing Documents.  CHEY and YaKeLa shall have received such certificates and other closing documents as their counsel shall reasonably request.

(d)

Sales of ownerships.   SHAREHOLDERS holding 100% of the ownership of Zhe Pu Power shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents.  Zhe Pu Power shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CHEY or YaKeLa, individually or in the aggregate, have a material adverse effect on Zhe Pu Power and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  Zhe Pu Power shall also have received the approval of its shareholders in accordance with applicable law.

(f)

Due Diligence Review.  CHEY and YaKeLa shall have completed to their  reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Zhe

Pu Power and shall not have determined that any of the representations or warranties of Zhe Pu Power contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Zhe Pu Power is otherwise in violation of any of the provisions of this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of CHEY, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against Zhe Pu Power, the consequences of which, in the judgment of CHEY,  could be materially adverse to Zhe Pu Power.

(h)

Reserved.

5.3

Conditions to Obligations of Zhe Pu Power.  The obligation of Zhe Pu Power to effect the Exchange is subject to the satisfaction of the following conditions unless waived by Zhe Pu Power:

(a)

Representations and Warranties.  The representations and warranties of CHEY set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, Zhe Pu Power shall have received a certificate signed on behalf of CHEY  by the President to such effect.

(b)

Performance of Obligations of YaKeLa.  CHEY and YaKeLa shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Zhe Pu Power shall have received a certificate signed on behalf of CHEY by the President to such effect.

(c)

Closing Documents.  Zhe Pu Power shall have received such certificates and other closing documents as counsel for Zhe Pu Power shall reasonably request.

(d)

Consents.  CHEY and YaKeLa shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  Zhe Pu Power shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of CHEY and shall not have determined that any of the representations or warranties of CHEY contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that CHEY is otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Zhe Pu Power, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against CHEY or YaKeLa the consequences of which, in the judgment of Zhe Pu Power, could be materially adverse to CHEY.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by mutual consent of CHEY, YaKeLa and Zhe Pu Power;

(b)

by either CHEY, YaKeLa or Zhe Pu Power if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

Reserved.

6.2

Effect of Termination.  In the event of termination of this Agreement by either Zhe Pu Power, CHEY or YaKeLa as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of CHEY, YaKeLa, Zhe Pu Power and the SHAREHOLDERS, provided that in the case of CHEY, YaKeLa and Zhe Pu Power, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to CHEY:

B-27C, Construction Plaza, #26

Guang Ming Road, Urumqi

Xinjiang, China

(b)

If to YaKeLa:

Flat A, 8/Floor

No. 65 Sing Woo Road

Happy Vally

Hong Kong

(c)

If to Zhe Pu Power:

Flat A, 8/Floor

No. 65 Sing Woo Road

Happy Vally

Hong Kong

(d)

If to the SHAREHOLDER, at the addresses of Zhe Pu Power.

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8

Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

CHINA ENERGY & CARBON BLACK HOLDINGS, INC

By: /s/ Guo Yuan Wang, Chairman and CEO

Date: July 29, 2005

XIN JIANG YAKELA CARBON BLACK LIMITED

By: /s/ Guo Yuan Wang, Chairman and CEO

Date: July 29, 2005

XIN JIANG ZHE PU NATURAL GAS POWER COMPANY LIMITED

SHAREHOLDERS:

By: /s/ Lei Wang

Date: July 29, 2005

By: /s/ Guangcan Di

Date: July 29, 2005

By: /s/ Chuande Gao

Date: July 29, 2005